SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Clarity Fund, Inc.

Address of Principal Business Office:

Suite 110

2001 Westown Parkway

West Des Moines, Iowa 50265

Telephone Number: 515-252-7849

Name and address of agent for service of process:

John C. Miles

Suite 1900

233 S. 13th

Lincoln, Nebraska 68508

Copies to:

Bradley R. Peyton

Suite 110

2001 Westown Parkway

West Des Moines, Iowa 50265

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

   YES /X/ NO / /

SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of West Des Moines in the State of Iowa on the 21st day of December, 2009.

                                               CLARITY FUND, INC.

                                               By:/s/ Bradley R. Peyton

                                                   Bradley R. Peyton

                                                   President

Attest:  /s/ Mary Pitcher

       Mary Pitcher

       Secretary